EXHIBIT 21.1

Subsidiaries of the Registrant

Set forth below is a list of subsidiaries of the Registrant after giving effect to the Reorganization (as defined in the Registration Statement). Unless otherwise indicated, GenMark Diagnostics, Inc. holds all of the voting power, directly or indirectly, of the subsidiaries listed below.

Subsidiary	Jurisdiction of Formation

Osmetech plc	England & Wales
Osmetech Technology Inc.	Delaware
Clinical Micro Sensors, Inc. (dba Osmetech Molecular Diagnostics)*	Delaware
Osmetech Inc.*	Delaware

*	Shares held by Osmetech Technology Inc.